Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181639

San Diego Gas & Electric Company

Final Term Sheet

September 4, 2013

This free writing prospectus relates only to the securities described below and should be read together with San Diego Gas & Electric Company’s preliminary prospectus supplement dated September 4, 2013 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated July 5, 2012 and the documents incorporated and deemed to be incorporated by reference therein.

Issuer:	San Diego Gas & Electric Company

Securities Offered:	3.60% First Mortgage Bonds, Series NNN, due 2023

Aggregate Principal Amount Offered:	$450,000,000

Interest Payment Dates:	March 1 and September 1, commencing March 1, 2014

Coupon:	3.60%, accruing from September 9, 2013

Maturity:	September 1, 2023

Yield to Maturity:	3.602%

Spread to Benchmark Treasury:	+70 basis points

Benchmark Treasury:	2.50% due August 15, 2023

Benchmark Treasury Yield:	2.902%

Optional Redemption Provision:	Prior to June 1, 2023, make-whole call at Adjusted Treasury Rate (as defined in the Preliminary Prospectus Supplement) + 12.5 basis points. On and after June 1, 2023, 100% of the principal amount. See the Preliminary Prospectus Supplement for the definition of “Adjusted Treasury Rate” and for further terms and provisions applicable to optional redemption.

Price to Public:	99.984%, plus accrued interest, if any

Trade Date:	September 4, 2013

Settlement Date:	September 9, 2013 (T+3)

CUSIP:	797440BR4

ISIN:	US797440BR49

Anticipated Ratings*:	Aa3 (stable) by Moody’s Investors Service A+ (stable) by Standard & Poor’s Ratings Services AA- (stable) by Fitch Ratings

Joint Book-Running Managers:	CastleOak Securities, L.P. J.P. Morgan Securities LLC RBS Securities Inc. BNP Paribas Securities Corp. U.S. Bancorp Investments, Inc.

Co-Manager:	C.L. King & Associates, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling CastleOak Securities, L.P. toll-free at 1-800-955-6332, by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, or by calling RBS Securities Inc. toll-free at 1-866-884-2071.

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